Filed pursuant to Rule 433
CUSIP: 48245AAH4	Registration No. 333-121363
ISIN: US48245AAH41	(Relating to Prospectus Supplement dated January 5, 2006
and Prospectus dated January 3, 2006)
KFW US MTN
FINAL TERM SHEET
Dated APRIL 28, 2006

Issuer: KfW	Title of Securities: USD 250,000,000 Index Basket Linked Redemption Notes due May 6, 2008

Aggregate Principal Amount: USD 250,000,000, representing an increase of USD 25,000,000 from USD 225,000,000 sold on April 26, 2006	Maturity Date: May 6, 2008

Original Issue Date: May 5, 2006	Initial Interest Rate: N/A

Interest Commencement Date: N/A	First Interest Payment Date: N/A

Final Redemption Price: As described below, if the Basket Performance is strictly greater than 0%: the sum of 100% of the Aggregate Principal Amount and the higher of (i) 20% of Aggregate Principal Amount; or (ii) 2 x Basket Performance x Aggregate Principal Amount; if the Basket Performance is less than or equal to 0%: 100% of Aggregate Principal Amount; see Other Terms of Notes

Indexed Notes:
     The index will be a basket of the following currencies: Mexican Peso (MXN), Brazilian Real (BRL), South African Rand (ZAR), Russian Ruble (RUB), Chinese Renminbi (Yuan) (CNY), Indonesian Rupiah (IDR), Korean Won (KRW) and Indian Rupee (INR), each weighted at +12.5%, and U.S. Dollar (USD), weighted at –100%, (each an “Index Currency”, and together, the “Index Currencies”)
Payments: N/A
Redemption:     ☐ Yes     ☑ No
Repayment:      ☐ Yes     ☑ No
Specified Currency: U.S. Dollars for all payments
     Authorized Denomination: USD 1,000
Original Issue Discount Note (“OID”):     ☑ Yes     ☐ No
Day Count Fraction:     N/A (as provided in para. 2 of §3 of the Conditions) (unless otherwise specified:                     )
Business Day Convention: As provided in §3(E) of the Conditions (unless otherwise specified): Modified Following Business Day Convention, No adjustment of payment amount
     Terms left blank or marked “N/A,” “No,” “None” or in a similar manner shall not apply to the issue of Notes except as may otherwise be specified.
Other Terms of Notes:

     (1) Final Redemption Price on the Maturity Date:
     If the Basket Performance (as defined below) is strictly greater than 0%, the Final Redemption Price is 100% of the Aggregate Principal Amount plus the higher of (i) 20% of the Aggregate Principal Amount; or (ii) 2 times the Basket Performance times the Aggregate Principal Amount;
     If the Basket Performance is less than or equal to 0%, the Final Redemption Price is 100% of the Aggregate Principal Amount.
     The Final Redemption Price will be denominated in U.S. Dollars and will be determined by the Calculation Agent acting in good faith and in accordance with standard market practice as of the Determination Date.
     For more information regarding the calculation of the Final Redemption Price on the Maturity Date, including historical currency index levels and hypothetical payment amounts, see the Annex to the pricing supplement.
Basket Performance: The sum of the following as calculated by the Calculation Agent:
     12.5% x (CCY Initial / CCY Final) for the Mexican Peso
     +12.5% x (CCY Initial / CCY Final) for the Brazilian Real
     +12.5% x (CCY Initial / CCY Final) for the South African Rand
     +12.5% x (CCY Initial / CCY Final) for the Russian Ruble
     +12.5% x (CCY Initial / CCY Final) for the Chinese Renminbi
     +12.5% x (CCY Initial / CCY Final) for the Indonesian Rupiah
     +12.5% x (CCY Initial / CCY Final) for the Korean Won
     +12.5% x (CCY Initial / CCY Final) for the Indian Rupee
     –100% x (CCY Initial / CCY Final) for the U.S. Dollar
CCY Final: With respect to each Index Currency, the Ending Spot Fixing (as defined below) on the Determination Date, expressed as the amount of such currency per unit of USD.
Determination Date: April 21, 2008

CCY Initial: The spot exchange rates for each Index Currency, as calculated on the Trade Date, which are
     MXN per USD = 11.16
     BRL per USD = 2.125
     ZAR per USD = 6.160
     RUB per USD = 27.38
     CNY per USD = 8.022
     IDR per USD = 8840
     KRW per USD = 945.5
     INR per USD = 45.03
     USD per USD = 1.00
Ending Spot Fixings:
     The Calculation Agent will determine the spot exchange rate between each Index Currency and the U.S. Dollar expressed as the amount of the applicable Index Currency unit per USD for customary settlement in the spot foreign exchange market at its sole discretion acting in good faith and in accordance with standard market practice, at approximately 4:00 p.m. (London time) on the Determination Date, based on the rates as reported by Reuters at approximately 4:00 p.m., London time, on the Determination Date on the following pages:

MXN per USD	WMRPSPOT10	OFFER

BRL per USD	WMRPSPOT09	OFFER

ZAR per USD	WMRPSPOT17	OFFER

RUB per USD	WMRPSPOT07	OFFER

CNY per USD	WMRPSPOT12	OFFER

IDR per USD	WMRPSPOT12	OFFER

KRW per USD	WMRPSPOT13	OFFER

INR per USD	WMRPSPOT12	OFFER

USD per USD	1.00
     However, if a spot exchange rate is not so quoted by Reuters, the Calculation Agent will determine the spot exchange rate between the applicable Index Currency and the U.S. Dollar expressed as the amount of the applicable Index Currency unit per USD for customary settlement in the spot foreign exchange market, at its sole discretion acting in good faith and in accordance with standard market practice, as of the Determination Date, based on the applicable rate as reported by Reuters (unless otherwise specified) at approximately the times specified below, on the Determination Date on the following pages:

MXN per USD	FEDSPOT	Stated as under 12 p.m. Fix NY Buying Rates

BRL per USD	BRFR	No official fixing time (approx. 6:00 p.m. Sao Paulo) OFFER

ZAR per USD	ECB37, calculated as EURZAR/EURUSD 2:15 p.m. Central European Time MID

RUB per USD	EMTA	No official fixing time (approx 11:00 a.m. Moscow) MID

CNY per USD	SAEC	No official fixing time (approx 9:30 a.m. Tokyo) MID

IDR per USD	Telerate 50157	No official fixing time (approx 12:00 p.m. Tokyo) MID

KRW per USD	KFTC	No official fixing time (approx 3:30 p.m. Tokyo) MID

INR per USD	RBIB	No official fixing time (approx 3:30 p.m. Tokyo) MID

USD per USD	1.00	—
     However, if a spot exchange rate is not so quoted on the above pages, the Calculation Agent will determine the spot exchange rate between the applicable Index Currency and the U.S. Dollar expressed as the amount of the applicable Index Currency unit per USD for customary settlement in the spot foreign exchange market, at its sole discretion acting in good faith and in accordance with standard market practice, as of approximately 4:00 p.m. (London time) on the Determination Date.
Trade Date: April 26, 2006
Business Days: The Section “Business Day” in § 5 of the Conditions of the Notes shall be amended as follows:
With respect to the Notes, “Business Day” means a day which is a New York Business Day and on which commercial banks and foreign exchange markets in London are open for general business and settle payments.

Calculation Agent:	Goldman, Sachs & Co.
85 Broad Street
New York, NY 10004
Tax provisions: KfW and the holders agree, in the absence of an administrative or judicial ruling to the contrary, to characterize the Notes for U.S. tax purposes as a debt instrument subject to special rules of the U.S. Internal Revenue Service governing contingent payment obligations.
Price to Public: 100.00%
Dealer: Goldman Sachs & Co
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, any dealer participating in the offering will arrange to send you the prospectus, which you may request by calling toll-free 1-866-471-2526.